Exhibit 10.11

TRULITE, INC.
STOCK OPTION PLAN

1. Purpose. The purpose of the Stock Option Plan (the “Plan”) of Trulite, Inc. (“Trulite”) is to increase shareholder value and to advance the interests of Trulite and its subsidiaries (collectively, the “Company”) by furnishing an economic incentive in the form of options (“Options”) to purchase shares of common stock, $.0001 par value per share, of Trulite (the “Common Stock”) designed to attract, retain and motivate employees, officers, directors, consultants and advisors of the Company and to strengthen the mutuality of interests between such persons and the shareholders of Trulite. As used in the Plan, the term “subsidiary” means any corporation of which Trulite owns, directly or indirectly (within the meaning of Section 425(f) of the Internal Revenue Code of 1986, as amended (the “Code”), 50% or more of the total combined voting power of all classes of stock.

Options granted under the Plan will be non-qualified options. Each employee, officers, directors, consultants and advisors of the Company granted an Option (an “Optionee”) shall enter into an agreement with the Company (the “Stock Option Agreement”) setting forth the terms and conditions of the Option, as determined in accordance with this Plan.

2. Administration.

2.1. Composition. The Plan shall be administered by the Board of Directors of Trulite (the “Board”), which may from time to time delegate all or any part of its authority under the Plan to a committee of the Board (or subcommittee thereof) with two or more members. To the extent of any such delegation, unless otherwise provided herein, references in this Plan to the Board shall be deemed to be references to this committee or subcommittee.

2.2. Authority. The Board shall have authority to award Options under the Plan, to interpret the Plan and the Options granted under the plan; to determine the time or times an Option may be exercised, the number of shares as to which an Option may be exercised at any one time, and when an Option may terminate; to establish, amend and revoke rules and regulations relating to the Plan and its administration; and to correct any defects, supply any omission, or reconcile any inconsistency in the Plan, or in any Option Agreement, in a manner and to the extent it shall deem necessary, all of which determinations and interpretations made by the Board or the designated committee shall be conclusive and binding on all Optionees and on their legal representatives and beneficiaries; to determine all questions of policy and expediency that may arise in the administration of the Plan and generally exercise such powers and perform such acts as deemed necessary or expedient to promote the best interests of the Company.

3. Eligible Participants. Employees, directors, consultants and advisors shall become eligible to receive Options under the Plan when designated by the Board. Participants may be designated individually or by groups or categories as the Board deems appropriate.

4. Shares Subject to the Plan.

4.1. Number of Shares. Subject to the provisions of paragraph 7.5 below the Stock, which may be issued pursuant to Options granted under the Plan, shall not exceed the aggregate of one million seven hundred twenty one thousand six hundred and sixty five shares (1,721,665).

4.2. Cancellation. If any Options granted under the Plan terminate, expire or are surrendered without having been exercised in full, the number of shares of Stock not purchased under such Options shall be available again for the purpose of the Plan.

4.3. Type of Common Stock. Common Stock issued under the Plan in connection with Options may be authorized and unissued shares or issued shares held as treasury shares.

5. All Stock Options. An Option is a right to purchase shares of Common Stock from Trulite. Both non-qualified options and, subject to the requirements of Section 6 hereof, incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) may be granted through the Plan. Each Option granted by the Board under the Plan shall be subject to the following terms and conditions and any other terms and conditions provided in the stock option agreement with the participant (the “Stock Option Agreement”):

5.1. Price. The option price per share shall be determined by the Board. Except in the case of an Option granted in assumption of or substitution for an award of a company acquired by Trulite or with which Trulite has combined, the option price shall be no less than the “Fair Market Value” of a share of Common Stock, as defined in Section 7.9 hereof, on the date that an Option is granted or such later date, specified by the Board, as the Option is to take effect.

5.2. Number. The number of shares of Common Stock subject to an Option shall be determined by the Board and provided in the Stock Option Agreement, subject to adjustment as provided in Section 7.5 hereof.

5.3. Duration. Subject to earlier termination as provided in Section 7.3 hereof, the term of each Option shall be determined by the Board and provided in the Stock Option Agreement.

5.4. Time of Exercise. An Option may be exercised at such time or times during its term as shall be determined by the Board and provided in the Stock Option Agreement. The Board may declare all or a portion of the Options to be vested and exercisable at any time.

5.5. Manner of Exercise. An Option may be exercised, in whole or in part, by giving written notice to Trulite, specifying the number of shares of Common Stock to be purchased and accompanied by the full exercise price for such shares. The option exercise price shall be payable upon exercise of the Option and may be paid in cash or by check. If the Common Stock is listed for trading on a national securities exchange or prices of the Common Stock are quoted on a national quotation system, the option exercise price may also be paid by delivery of shares of Common Stock in payment of all or any part of the exercise price, which shares shall be valued for this purpose at the Fair Market Value on the date such Option is exercised or by delivery of a properly executed exercise notice together with irrevocable instructions to a broker approved by Trulite (with a copy to Trulite) to promptly deliver to Trulite the amount of sale or loan proceeds to pay the exercise price. The exercise price may also be paid in such other manner as may be authorized from time to time by the Board. In the case of delivery of an uncertified check upon exercise of an Option, no shares shall be issued until the check has been paid in full. Prior to the issuance of shares of Common Stock upon the exercise of an Option, a participant in the Plan shall have no rights as a shareholder with respect to such shares.

6. Incentive Stock Options. Notwithstanding anything in the Plan to the contrary, the following additional provisions shall apply to the grant of Options that are intended to qualify as incentive stock options (as such term is defined in Section 422 of the Code):

6.1. Required Provisions. Any incentive stock option granted under the Plan shall contain such other provisions as the Board shall deem advisable, but shall in all events be consistent with and contain or be deemed to contain all provisions required in order to qualify the Option as an incentive stock option;

6.2. Date of Grant. The Board of Directors will determine the date in which all of the stock options will be granted.

6.3. Duration. Unless sooner exercised, all incentive stock options shall expire no later than seven years after the date of grant;

6.4. Principal Shareholders. Unless the requirements of Section 422(c) (5) of the Code are met, no incentive stock option shall be granted to any participant who, at the time such option is granted, would own (within the meaning of Section 422 of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the employer corporation or of its parent or subsidiary corporation;

6.5. Limitation on Size of Grants. The aggregate Fair Market Value (determined with respect to each incentive stock option as of the time such incentive stock option is granted) of the Common Stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year (under the Plan or any other plan of the Company) shall not exceed $100,000. To the extent that such limitation is exceeded, such Options shall not be treated, for federal income tax purposes, as incentive stock options;

6.6. Approval by Shareholders. Incentive stock options may be granted under the Plan only if the Plan has been approved by the shareholders of the Company within 12 months of the date of adoption of the Plan by the Board of Directors; and

7. General.

7.1. Duration. The Plan shall remain in effect until all Options granted under the Plan have either been satisfied by the issuance of shares of Common Stock or terminated under the terms of the Plan.

7.2. Non-transferability of Options. No Option may be transferred, pledged or assigned by the holder thereof (except, in the event of the holder’s death, by will or the laws of descent and distribution) and Trulite shall not be required to recognize any attempted assignment of such rights by any participant in the Plan. During the lifetime of any participant in the Plan, an Option may be exercised only by him or by his guardian or legal representative.

7.3. Effect of Termination of Employment or Death. If a participant in the Plan ceases to be an employee, director, consultant or adviser to the Company for any reason, including death, any Options may be exercised or shall expire at such times as shall be set forth in the Stock Option Agreement.

7.4. Additional Condition. Anything in this Plan to the contrary notwithstanding: (a) Trulite may, if it shall determine it necessary or desirable for any reason, at the time of award of any Option or the issuance of any shares of Common Stock pursuant to any Option, require the recipient of the Option, as a condition to the receipt thereof or to the receipt of shares of Common Stock issued pursuant thereto, to deliver to Trulite a written representation of present intention to acquire the Option or the shares of Common Stock issued pursuant thereto for his own account for investment and not for distribution; and (b) if at any time Trulite further determines, in its sole discretion, that the listing, registration or qualification (or any updating of any such document) of any Option or the shares of Common Stock issuable pursuant thereto is necessary on any securities exchange or under any federal or state securities or blue sky law, or that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with the award of any Option or the issuance of shares of Common Stock pursuant thereto, such Option shall not be awarded or such shares of Common Stock shall not be issued, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to Trulite.

7.5. Adjustment. In the event of any recapitalization, reclassification, stock dividend, stock split, reverse stock split, combination of shares or other similar change in the Common Stock, the number of shares of Common Stock then subject to the Plan, including shares subject to Options, shall be adjusted in proportion to the change in outstanding shares of Common Stock. In the event of any such adjustments, the exercise price of any Option and the shares of Common Stock issuable pursuant to any Option shall be adjusted as and to the extent appropriate, in the reasonable discretion of the Board, to provide participants in the Plan with the same relative rights before and after such adjustment.

7.6. Withholding. The Company shall have the right to withhold at the time an Option is exercised or to collect as a condition of exercise, any taxes required by law to be withheld. At any time that a participant in the Plan is required to pay to the Company an amount required to be withheld under applicable income tax laws in connection with exercise of an Option, such participant may, if permitted by the Board, satisfy this obligation in whole or in part by electing to have the Company withhold from the exercise, shares of Common Stock having a value equal to the amount required to be withheld (the “Election”). The value of the shares of Common Stock to be withheld shall be based on the Fair Market Value of the Common Stock on the date that the amount of tax to be withheld shall be determined (the “Tax Date”). Each Election must be made prior to the Tax Date.

7.7. No Continued Employment. No participant under the Plan shall have any right, because of his or her participation therein, to continue in the employ of the Company for any period of time or to any right to continue his or her present or any other rate of compensation.

7.8. Amendment of the Plan. The Board may amend or discontinue the Plan at any time; provided, however, that no such amendment or discontinuance shall, subject to adjustment under Section 7.5 hereof, materially impair, without the consent of the recipient, an Option previously granted, and provided further that shareholder approval of a material amendment may be required if incentive stock options are to be granted.

7.9. Definition of Fair Market Value. Whenever “Fair Market Value” of Common Stock shall be determined for purposes of this Plan, it shall be determined as follows: (a) if the Common Stock is listed on an established stock exchange or any automated quotation system that provides sale quotations, the closing sale price for a share of the Common Stock on such exchange or quotation system on the applicable date, or if no sale of the Common Stock shall have been made on that date, on the next preceding date on which there was a sale of the Common Stock; or (b) if the Common Stock is not listed on any exchange or quotation system, but bid and asked prices are quoted and published, the mean between the quoted bid and asked prices on the applicable date, and if bid and asked prices are not available on such date, on the next preceding day on which such prices were available; or (c) if the Common Stock is not listed on an exchange or quotation system and bid and asked prices are not quoted and published, as determined by the Board in good faith.

7.10. Governing Law. The Plan and the Stock Option Agreement shall be construed in accordance with the laws of the State of Texas, without regard to the conflict of law provisions of any jurisdiction.

7.11. Term of the Plan. The Plan has an indefinite term.

7.12. Approved. The structure of the plan and the wording for the Stock Option Agreement for the Grant of Non-Qualified Stock Options was approved at the April 11, 2005 Board of Directors Meeting.